Exhibit 99.1

NEWS RELEASE Investor Contacts Lisa Elliott, DRG&L lelliott@drg-l.com / 713-529-6600 C&J Energy Services, Inc. Danielle Hunter, Senior Counsel dhunter@cjenergy.com (713) 260-9900

C&J Energy Services Announces First Quarter 2012 Results

EPS of $0.92 on Revenues of $239 Million with Top-Tier Adjusted EBITDA Margin of 35%

HOUSTON, TEXAS, May 9, 2012 – C&J Energy Services, Inc. (NYSE:CJES) today reported net income of $49.4 million, or $0.92 per diluted share for the first quarter of 2012, an increase of 70% over net income of $29.1 million, or $0.60 per diluted share in the first quarter of 2011. Net income for the fourth quarter of 2011 was $53.4 million, or $1.00 per diluted share, inclusive of a beneficial tax election of $0.07 per diluted share. Excluding this tax benefit, net income was $50.0 million, or $0.93 per diluted share, for the fourth quarter of 2011.

Revenues for the first quarter of 2012 were $239.1 million, up 88% compared to revenues of $127.2 million for the first quarter of 2011 and up 9% compared to $220.1 million for the fourth quarter of 2011. The increase in revenue from the prior periods was primarily due to the addition of new equipment. Over the past year, C&J has more than doubled the amount of horsepower in its fleet of hydraulic fracturing equipment and increased its coiled tubing capacity by 40%. The increase in revenue from the prior quarter resulted from the addition of a new 48,000 horsepower hydraulic fracturing fleet, which was deployed under contract in two parts in the Permian Basin. We benefitted from a full quarter impact of the 16,000 horsepower deployed in December 2011 and a partial quarter impact from the 32,000 horsepower deployed in mid-February of this year.

Adjusted EBITDA (total earnings before net interest expense, income taxes, depreciation and amortization, loss on early extinguishment of debt and net gain or loss on disposal of assets) for the first quarter of 2012 was $84.1 million, compared to $51.9 million for the first quarter of 2011 and $86.2 million for the fourth quarter of 2011. Adjusted EBITDA is a non-GAAP number and reconciled to the nearest comparable GAAP financial measure, net income, in the accompanying financial table.

“We posted strong results during the first quarter of 2012 as solid activity levels and new equipment additions drove our revenue and earnings for the quarter,” stated Josh Comstock, Chairman, President and Chief Executive Officer. “All of our fleets performed as expected during the scheduled contractual periods with our customers. During scheduled non-contractual periods, we experienced certain unforeseen, last minute customer delays which limited our ability to successfully deploy the affected equipment in the spot market and thereby negatively impacted effective utilization. In particular, the fleet that we recently redeployed from the Haynesville shale experienced underutilization and inefficiencies as we began working with an operator that is new to the Eagle Ford shale. However, since the end of the first quarter, effective utilization of that redeployed fleet has improved. Additionally, coiled tubing operations remained strong during the quarter as we continue to see increased demand for this particular service.

“Overall, demand for our services remains solid, and we believe that our superior operating performance in the most complex plays will continue to make C&J a provider of choice for customers who seek to optimize their well results in demanding formations. Our operating efficiencies were again demonstrated in the first quarter of 2012 as we generated an Adjusted EBITDA margin of 35%, which we believe to be among the highest in the industry.

“We are pleased to report that, in accordance with provisions in the current contracts, we have extended our two multi-year hydraulic fracturing contracts that were scheduled to expire this year: one contract has been renewed for 12 months and the other contract has been initially extended for three months, with the possibility for a longer-term commitment. Our two on-order fleets remain on schedule for third and fourth quarter 2012 deployments. While our intention continues to be to secure multi-year take-or-pay contracts for our new fracturing fleets, we are confident that our equipment will continue to generate attractive returns in the spot market whether or not long-term contracts are secured. While working our fleets on a spot basis we can further demonstrate the efficiency of our operations to develop long-term relationships with new customers.

“As in past quarters, we did not experience any delays associated with supply and delivery interruptions of sand or other required raw materials in the first quarter. We currently have supply contracts in place for the remainder of 2012 and continue to benefit from our focused procurement and logistical management practices.

“Our debt free balance sheet, robust cash generating capability and full access to our $200.0 million revolving credit facility provide excellent financial flexibility to fund our planned equipment additions as well as position us to expand geographically or pursue attractive acquisitions,” concluded Comstock.

Operational Results

Our hydraulic fracturing service line averaged monthly revenue per unit of horsepower of $319 during the first quarter, down from $343 in the previous quarter and $383 in the same quarter a year ago. Hydraulic fracturing contributed $186.4 million of revenue and completed 1,476 fracturing stages during the first quarter of 2012, compared to $172.6 million of revenue and 1,151 fracturing stages for the previous quarter and $104.9 million of revenue and 633 fracturing stages for the same quarter last year. The decrease in average revenue per horsepower quarter over quarter was primarily due to the previously mentioned underutilization of our equipment resulting from the redeployed Haynesville fleet and other last minute, unforeseen customer delays that limited our ability to successfully deploy the affected equipment in the spot market. Also affecting revenue per horsepower was a full quarter impact of a customer choosing to provide its own sand, which makes up a significant portion of our revenue. The decrease in revenue per stage quarter over quarter resulted primarily from our addition of vertical work in the Permian Basin and our increased number of smaller stages performed there.

We deployed our newest 32,000 horsepower hydraulic fracturing fleet on schedule in late April to the Permian Basin and Eagle Ford shale where it is currently working in the spot market, bringing our aggregate hydraulic horsepower to 242,000. We anticipate deploying our two on-order fleets during the latter part of the third quarter and fourth quarter, to end the year with more than 300,000 aggregate hydraulic horsepower.

Our coiled tubing operations contributed $35.5 million of revenue and completed 908 coiled tubing jobs during the first quarter of 2012, compared to $32.0 million of revenue and 849 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the first quarter of 2011 was $17.4 million and 638 jobs were completed. The increase in revenue and jobs over the previous quarter is primarily attributable to our fleet expansion. We currently have a fleet of 18 coiled tubing units, with six new coiled tubing units on order that are expected to be delivered and deployed before the end of 2012 in new geographic basins.

Our equipment manufacturing business contributed $12.5 million of third party revenue during the first quarter of 2012, compared to $11.2 million during the previous quarter and continues to yield significant cash flow savings resulting from intercompany purchases. We are executing on our marketing strategies to continue to grow this business and currently have a strong backing of third party orders.

Liquidity

We ended the quarter with a debt free balance sheet, $78.2 million in cash and cash equivalents and full access to our $200 million revolving credit facility.

Capital expenditures totaled $38.8 million in the first quarter of 2012, $35.8 million of which was for new equipment. Currently, we expect to spend approximately $145 million to $160 million in 2012, which includes a portion of the construction costs for new hydraulic fracturing equipment, coiled tubing units, and routine capital expenditures. We expect to fund these capital expenditures from cash on hand, operating cash flow in excess of our working capital requirements and, if needed, borrowings under our revolving credit facility.

Conference Call Information

We will host a conference call on Thursday, May 10, 2012 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our first quarter 2012 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 866-543-6408 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 888-286-8010 and entering passcode 42816118 for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing and pressure pumping services with a focus on complex, technically demanding well completions. In addition, through our subsidiary Total E&S, Inc., we manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging basins in South Texas, East Texas/North Louisiana, Western Oklahoma and West Texas/East New Mexico. We are in the process of acquiring additional hydraulic fracturing fleets and evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States with similarly demanding completion and stimulation requirements.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)
Revenue	$239,052	$220,051	$127,204

Cost of sales	144,363	124,608	70,048

Gross profit	94,689	95,443	57,156

Selling, general and administrative expenses	18,330	16,518	8,825

(Gain)/loss on sale/disposal of assets	397	(5)	(90)

Operating income	75,962	78,930	48,421

Other expense:
Interest expense, net	(380)	(397)	(1,958)
Other expense, net	(72)	—	(12)

Total other expense, net	(452)	(397)	(1,970)

Income before income taxes	75,510	78,533	46,451

Income tax expense	26,131	25,151	17,366

Net income	$49,379	$53,382	$29,085

Net income per common share:
Basic	$0.95	$1.03	$0.61

Diluted	$0.92	$1.00	$0.60

Weighted average common shares outstanding:
Basic	51,905	51,887	47,499

Diluted	53,715	53,547	48,697

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$78,200	$46,780
Accounts receivable, net of allowance of $965 at March 31, 2012 and $808 at December 31, 2011	125,136	122,169
Inventories, net	63,190	45,440
Prepaid and other current assets	5,649	9,138
Deferred tax assets	827	789

Total current assets	273,002	224,316

Property, plant and equipment, net of accumulated depreciation of $52,304 at March 31, 2012 and $46,539 at December 31, 2011	246,876	213,697

Other assets:
Goodwill	65,057	65,057
Intangible assets, net of accumulated amortization of $9,387 at March 31, 2012 and $8,151 at December 31, 2011	24,183	25,419
Deposits on equipment under construction	4,683	6,235
Deferred financing costs, net of accumulated amortization of $558 at March 31, 2012 and $411 at December 31, 2011	2,381	2,528
Other noncurrent assets, net	597	597

Total assets	$616,779	$537,849

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,011	$57,564
Payroll and related costs	5,578	4,799
Accrued expenses	4,179	9,626
Income taxes payable	24,334	1,823
Customer advances and deposits	8,530	5,392
Other current liabilities	33	33

Total current liabilities	101,665	79,237
Deferred tax liabilities	65,526	62,471

Other long-term liabilities	1,062	1,086

Total liabilities	168,253	142,794

Commitments and contingencies

Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 51,952,743 issued and outstanding at March 31, 2012 and 51,886,574 issued and outstanding at December 31, 2011	520	519
Additional paid-in capital	205,965	201,874
Retained earnings	242,041	192,662

Total stockholders’ equity	448,526	395,055

Total liabilities and stockholders’ equity	$616,779	$537,849

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$49,379	$29,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,845	3,603
Deferred income taxes	3,017	13,835
Provision for doubtful accounts, net of write-offs	150	68
(Gain) loss on disposal of assets	397	(90)
Stock-based compensation expense	3,516	2,132
Excess tax benefit of stock-based award activity	(374)	—
Amortization of deferred financing costs	147	291
Changes in operating assets and liabilities:
Accounts receivable	(3,117)	(27,483)
Inventories	(17,750)	(6,277)
Prepaid expenses and other current assets	3,489	(2,599)
Accounts payable	1,447	13,567
Accrued liabilities	(4,668)	(2,009)
Accrued taxes	22,885	(492)
Deferred income	—	(4,000)
Other	3,123	85

Cash provided by operating activities	69,486	19,716

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(38,759)	(29,784)
Proceeds from disposal of property and equipment	117	2,342

Cash used in investing activities	(38,642)	(27,442)

Cash flows from financing activities:
Payments on revolving debt, net	—	(1,000)
Proceeds from long-term debt	—	12,750
Repayments of long-term debt	—	(4,722)
Financing costs	—	(63)
Proceeds from stock options exercised	202	—
Excess tax benefit of stock-based award activity	374	—

Cash provided by (used in) financing activities	576	6,965

Net increase (decrease) in cash and cash equivalents	31,420	(761)
Cash and cash equivalents, beginning of period	46,780	2,817

Cash and cash equivalents, end of period	$78,200	$2,056

Supplemental cash flow disclosure:
Cash paid for interest	$253	$1,639

Cash paid for taxes	$229	$4,037

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(Unaudited)
Adjusted EBITDA	$84,132	$86,204	$51,922
Interest expense, net	(380)	(397)	(1,958)
Provision for income taxes	(26,131)	(25,151)	(17,366)
Depreciation and amortization	(7,845)	(7,279)	(3,603)
Gain (loss) on disposal of assets	(397)	5	90

Net income	$49,379	$53,382	$29,085